Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2015 Financial Results

- First Quarter Revenue Increased 8% Versus Last Year – - First Quarter Lemon Sales Increased 18% Versus Last Year – - Company Reiterating Fiscal Year 2015 Outlook -

Santa Paula, CA., March 9, 2015 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the first quarter ended January 31, 2015.

Fiscal Year 2015 First Quarter Results

For the first quarter of fiscal year 2015, revenue was $28.0 million, compared to revenue of $25.9 million in the first quarter of the previous fiscal year. Agribusiness revenue was $26.9 million, compared to $24.7 million in the first quarter last year, reflecting higher lemon revenue partially offset by lower orange, and specialty citrus and other crop revenue. Rental operations revenue was $1.1 million in the first quarter of fiscal year 2015 and the first quarter of last year. Real estate development revenue was $10,000 compared to $44,000 in the first quarter last year.

Agribusiness revenue for the first quarter of fiscal year 2015 includes $24.7 million in lemon sales, compared to $20.9 million of lemon sales during the same period of fiscal year 2014, primarily reflecting a higher average price per carton due to more favorable market conditions and an increase in fresh lemon cartons sold compared to the same period last year. As anticipated, due to the typical seasonality of the avocado crop, the Company did not record significant avocado sales during the first quarter of fiscal year 2015. The Company recognized $1.5 million of orange revenue in the first quarter of fiscal year 2015, on lower prices partially offset by higher sales volume, compared to $1.9 million of orange revenue in the same period of fiscal year 2014. Specialty citrus and other crop revenues were $0.7 million in the first quarter of fiscal year 2015, on lower prices and sales volume, compared to $1.9 million in the first quarter of fiscal year 2014,

Costs and expenses for the first quarter of fiscal year 2015 were $30.5 million, compared to $28.1 million in the first quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects additional agribusiness costs mainly associated with higher packing costs related to increased lemon sales volume and the Company’s Yuma, Arizona packing operations, which was acquired in June 2014. In addition, third-party grower costs were higher in the first quarter of fiscal year 2015 compared to the same period of fiscal year 2014 related to a larger volume of fruit procured from third party growers at higher prices.

Operating loss for the first quarter of fiscal year 2015 was $2.5 million, compared to $2.2 million in the first quarter of the previous fiscal year.

EBITDA was ($1.2) million in the first quarter of fiscal year 2015, compared to ($1.1) million in the same period of fiscal year 2014. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2015 was $1.6 million, compared to $1.3 million in the first quarter of fiscal year 2014. Net loss per diluted share for the first quarter of fiscal year 2015 was $0.11 on approximately 14.1 million weighted average diluted common shares outstanding, compared to net loss per diluted share of $0.09 on approximately 14.0 million weighted average diluted common shares outstanding in the same period of the prior year.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with our solid start in fiscal 2015. While our financial results reflect the anticipated seasonality of our agribusiness, our top line growth of 8% in the first quarter was driven by another strong performance from our lemon business. Based on our year-to-date results and outlook for the remainder of the year, we are reiterating our previously issued annual guidance. ”

Mr. Edwards added, “We continue to make progress on our long-term growth strategy. We recently announced that we expanded our agricultural lease agreement with Cadiz, which increased Limoneira’s total lemon tree acreage in California. This is in-line with our key initiative to add productive agricultural properties and complements a number of key investments we have made over the past year, including our ongoing expansion project of our Santa Paula packing house, which we expect to become operational later this year, and investments in Arizona and Chile.”

Mr. Edwards concluded, “Regarding our real estate development business, last month, we received the anticipated final requisite approval to break ground on the Santa Paula Gateway project. We are extremely excited to have cleared the final regulatory approval on this project and to move forward with our plans. We intend to announce a development partner in the coming months and remain optimistic that we will begin construction in 2015. As the project progresses, we believe we are well positioned to benefit from expected additional cash flow. This project represents a key component of our long-term initiative to strategically monetize our rich portfolio of assets.”

Balance Sheet and Liquidity

During the first quart of fiscal year 2015, net cash used in operating activities was $5.8 million, compared to $4.1 million in the same period of the prior year. Net cash used in investing activities was $7.1 million in the first quarter of fiscal year 2015, compared to $4.8 million in the same period of the prior year, primarily related to the Company’s investments in the expansion of its lemon packing facilities and additional farm worker housing units. Net cash provided by financing activities was approximately $12.9 million for the first quarter of fiscal year 2015, compared to $8.9 million in the same period of the prior year. Long-term debt as of January 31, 2015 was $81.8 million, compared to $67.7 million at the end of fiscal year 2014.

Real Estate Development

During the first quarter of fiscal year 2015, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $1.1 million. In the first quarter of fiscal year 2014, the Company capitalized real estate development costs of $0.9 million.

On February 17, 2015, the City of Santa Paula unanimously approved Limoneira’s updated East Area 1 Master Tentative Tract Map, Supplemental Environmental Report ("SEIR"), and updated Development Agreement. Following the vote, the property is now fully entitled, and Limoneira has all the requisite approvals to break ground on the Santa Paula Gateway project. Limoneira expects to commence construction on the project in 2015, pending market conditions.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the first quarter of fiscal year 2015, lemon sales were comprised of approximately 67% to U.S. and Canada-based customers, 29% to domestic exporters, and 4% to international customers.

Alex Teague, Senior Vice President stated, “We currently have over 160 lemon customers, underscoring the success of our sales team. We are well positioned to benefit from investments that we have made in our agribusiness in Chile, Arizona and California, including our expanded agricultural lease agreement with Cadiz. Looking ahead, we will continue to capitalize on selective and strategic acquisition opportunities and execute on our long-term growth strategy.”

On February 5, 2015, Limoneira and Cadiz Inc. (NASDAQ: CDZI) ("Cadiz") announced that they expanded their existing agricultural lease agreement to include an additional 200 acres. Limoneira acquired a total of 200 acres of lemon trees and associated irrigation lines from Cadiz and one of its leasing tenants for approximately $1.2 million. Under the amended lease agreement with Cadiz, Limoneira now has the right to plant up to 1,480 acres of lemons over the next three years at the Cadiz Ranch operations in the Cadiz Valley.

The Company remains on-track to substantially complete its farm worker housing project in fiscal year 2015, which is expected to add approximately $0.9 million of rental revenue on an annual basis.

Fiscal Year 2015 Outlook

Due to a decrease in the estimated size of the 2015 lemon harvest compared to what was previously anticipated, the Company is decreasing the number of cartons of fresh lemons that it expects to sell in fiscal year 2015 to approximately 3.0 million cartons of fresh lemons from its previous guidance of between 3.2 million to 3.4 million cartons of fresh lemons. Offsetting the expected reduction in sales volume, we anticipate the average price per carton to increase to approximately $24.00 per carton compared to previous guidance of an average price of $22.00 per carton. In addition, the Company expects to sell approximately 6.5 to 7.5 million pounds of avocados at approximately $1.00 per pound. However, certain of the Company’s avocado orchards experienced freezing temperatures during the first quarter of fiscal year 2015 which caused damage to a portion of the fiscal year 2015 crop. The extent of the damage is being assessed and is not expected to be known until the second quarter of fiscal year 2015. The volume range of production noted above reflects the Company’s current estimate of production net of the effects of the damage.

The Company expects operating income and net income for fiscal year 2015 to be similar to fiscal year 2014 operating income and net income as a result of anticipated stable lemon and avocado revenue, depending on the extent of avocado freeze damage noted above and lower orange and specialty citrus revenues partially offset by lower expected selling, general and administrative expenses.

In addition, subject to the extent of the avocado freeze damage noted above, the Company expects to earn approximately $9.4 million to $10.2 million in operating income in fiscal year 2015, compared to $9.9 million of operating income in fiscal year 2015. Fiscal year 2015 income before tax is expected to be approximately $10.4 million to $11.1 million, compared to $10.6 million of income before tax for fiscal year 2014. The Company expects fiscal year 2015 earnings per diluted share to be in the range of $0.42 to $0.46, compared to fiscal year 2014 earnings per diluted share of $0.46.

Until the Company has a definitive transaction for its Santa Paula Gateway project, the potential effect on its financial condition, results of operations or cash flows that would result from such a transaction will not be reflected in its outlook.

Conference Call Information

The Company will host a conference call and audio webcast on March 9, 2015, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 208-1386, and international participants should dial (913) 312-0856. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 23, 2015, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 7209607.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended January 31,
	2015	2014
Net loss	$(1,448,000)	$(1,219,000)
Total interest expense (income), net	12,000	(20,000)
Income tax benefit	(755,000)	(717,000)
Depreciation and amortization	989,000	817,000
EBITDA	$(1,202,000)	$(1,139,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2015	October 31, 2014
Assets
Current assets:
Cash	$104,000	$92,000
Accounts receivable, net	11,319,000	7,236,000
Cultural costs	1,559,000	3,691,000
Prepaid expenses and other current assets	3,870,000	3,849,000
Income taxes receivable	1,898,000	1,143,000
Total current assets	18,750,000	16,011,000

Property, plant and equipment, net	111,478,000	105,433,000
Real estate development	89,245,000	88,088,000
Equity in investments	3,419,000	3,638,000
Investment in Calavo Growers, Inc.	20,055,000	24,270,000
Notes receivable	2,096,000	2,084,000
Other assets	8,271,000	8,114,000
Total assets	$253,314,000	$247,638,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,148,000	$6,363,000
Growers payable	6,165,000	5,839,000
Accrued liabilities	3,178,000	7,539,000
Fair value of derivative instrument	775,000	809,000
Current portion of long-term debt	582,000	583,000
Total current liabilities	18,848,000	21,133,000
Long-term liabilities:
Long-term debt, less current portion	81,775,000	67,771,000
Deferred income taxes	20,103,000	21,792,000
Other long-term liabilities	6,444,000	6,282,000
Total liabilities	127,170,000	116,978,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2015 and October 31, 2014) (8.75% coupon rate)	3,000,000	3,000,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding January 31, 2015 and October 31, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at January 31, 2015 and October 31, 2014)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,124,332 and 14,078,077
shares issued and outstanding at January 31, 2015 and October 31, 2014, respectively)	141,000	140,000
Additional paid-in capital	90,064,000	89,770,000
Retained earnings	21,066,000	23,308,000
Accumulated other comprehensive income	2,542,000	5,111,000
Total stockholders’ equity	113,813,000	118,329,000
Total liabilities and stockholders’ equity	$253,314,000	$247,638,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,
	2015	2014
Revenues:
Agribusiness	$26,883,000	$24,704,000
Rental operations	1,118,000	1,134,000
Real estate development	10,000	44,000
Total revenues	28,011,000	25,882,000
Costs and expenses:
Agribusiness	25,814,000	23,462,000
Rental operations	805,000	728,000
Real estate development	242,000	344,000
Selling, general and administrative	3,667,000	3,541,000
Total costs and expenses	30,528,000	28,075,000
Operating loss	(2,517,000)	(2,193,000)
Other income (expense):
Interest income (expense), net	(12,000)	20,000
Equity in earnings of investments	85,000	84,000
Other income, net	241,000	153,000
Total other income	314,000	257,000

Loss before income tax benefit	(2,203,000)	(1,936,000)

Income tax benefit	755,000	717,000
Net loss	(1,448,000)	(1,219,000)
Preferred dividends	(159,000)	(66,000)
Net loss applicable to common stock	$(1,607,000)	$(1,285,000)

Basic net loss per common share	$(0.11)	$(0.09)

Diluted net loss per common share	$(0.11)	$(0.09)

Dividends per common share	$0.04	$0.04

Weighted-average common shares outstanding-basic	14,098,000	14,030,000
Weighted-average common shares outstanding-diluted	14,098,000	14,030,000